Exhibit 10.2

DaVita Inc.

2000 16th Street

Denver, CO 80202

Kathleen Waters

Chief Legal Officer

April 29, 2019

Kent J. Thiry

c/o DaVita Inc.

2000 16th St.

Denver, CO 80202

Re:	Service as Executive Chairman

Dear Kent:

On behalf of DaVita Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chairman of the Board (“Executive Chairman”).

This letter agreement (this “Letter Agreement”) sets forth the terms of your employment as Executive Chairman, effective as of June 1, 2019 (the “Effective Date”). Reference is made herein to the Employment Agreement, dated as of July 25, 2008 and amended effective December 31, 2014 and August 20, 2018, between the Company and you (the “Employment Agreement”). Terms that are capitalized but not defined herein shall have the meanings set forth in the Employment Agreement.

1.

Position and Duties. On the Effective Date, you shall assume the position of Executive Chairman and your service as Chief Executive Officer shall cease. In the position of Executive Chairman, you shall have such duties and responsibilities as may be reasonably and lawfully requested by either the Board or the Chief Executive Officer of the Company from time to time, which shall include the duties and responsibilities separately provided to you on April 17, 2019. The parties expect that your duties hereunder generally shall require you to provide services at a level between 40% and 60% of the average level of services performed by you during your employment with the Company prior to the

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Effective Date. During the Employment Period, you shall have no authority to sign any document or extend credit on behalf of the Company or its affiliates, hire or terminate the services of any employee or other service provider of the Company or its affiliates or to otherwise bind the Company or its affiliates in any way.

2.

Employment Period. The term of your employment as Executive Chairman under this Letter Agreement shall commence on the Effective Date and shall continue until the first anniversary thereof (the “Expiration Date” and, such period, the “Employment Period”). Your employment with the Company shall cease on the Expiration Date; provided, however, subject to the terms of this Letter Agreement, your employment with the Company and the Employment Period may be terminated for any reason prior to the Expiration Date by the Company or by you. Subject to your continued employment, on or around six months following the Effective Date, you and the Board shall convene to discuss your continued service through the Expiration Date.

3.

Base Salary. During the Employment Period, your annual base salary shall be $1,000,000. The Company shall pay your base salary in accordance with its normal payroll practices and procedures as in effect from time to time.

4.	Annual Bonus. During the Employment Period, you shall be eligible for annual bonuses in accordance with the following terms:

a.

2019. You shall be eligible for an annual bonus in respect of 2019 with a target opportunity determined as follows: (a) with respect to the period from January 1, 2019 through May 31, 2019, your target annual bonus opportunity shall be equal to 150% of the base salary earned by you in respect of such period and (b) with respect to the period from June 1, 2019 through December 31, 2019, your target annual bonus opportunity shall be equal to 100% of the base salary earned by you in respect of such period. Subject to your continued employment through the payment date, the actual amount of the annual bonus payable in respect of 2019 shall be determined by the independent members of the Board or the Compensation Committee of the Board based on actual performance for the full year and shall be paid no later than March 15, 2020. Applicable performance goals shall be based 85% on Company performance (which goals shall be the same as are applicable to other senior executives) and 15% on individual strategic objectives.

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b.

2020. You shall be eligible for an annual bonus in respect of 2020 with a target opportunity equal to 100% of your annual base salary, which amount shall be prorated based on the portion of 2020 during which you are employed by the Company. Subject to your continued employment through the Expiration Date, the actual amount of the annual bonus payable in respect of 2020 shall be determined by the independent members of the Board or the Compensation Committee of the Board based on actual performance for the full year and shall be paid no later than March 15, 2021. Applicable performance goals shall be based on Company performance (which goals shall be the same as are applicable to other senior executives) and individual strategic objectives, the allocation of which shall be consistent with the allocation applicable to other senior executives of the Company.

5.

Equity Awards. Subject to your continued employment through the grant date, in May 2019, the Company shall grant you equity awards (the “2019 Equity Awards”) with a target grant date fair value of $3,500,000. The 2019 Equity Awards shall be granted (a) 50% in the form of time-vesting restricted stock units (the “2019 RSUs”) that vest on the Expiration Date, subject to your continued employment through the Expiration Date, and (b) 50% in the form of performance-vesting restricted stock units (the “2019 PSUs”) that vest on terms substantially consistent with those applicable to the performance-vesting restricted stock units granted to other senior executives of the Company in May 2019, subject to your continued employment through the Expiration Date. Notwithstanding the foregoing, in the event that your employment with the Company terminates involuntarily without Cause or due to your resignation for Good Reason, death or Disability prior to the Expiration Date, the 2019 RSUs shall vest in full upon your termination of employment and the 2019 PSUs shall remain eligible to vest (subject to satisfaction of the applicable performance goals) to the same extent as if you had remained employed through the vesting date, in each case, subject to your (or your estate’s) execution of a release agreement substantially in the form attached as Exhibit A (the “Release”) within 50 days following the date of termination and non-revocation of the Release. To the extent that they become vested, the 2019 RSUs and 2019 PSUs shall be settled within 60 days following the applicable vesting date. For the avoidance of doubt, you agree that you shall not receive an equity grant with respect to the 2020 calendar year.

6.

Benefits; Expense Reimbursement. During the Employment Period, you shall be entitled to participate in the Company’s employee benefit plans, and to receive expense reimbursement, in accordance with the terms of Sections 3(c) and (g) of the Employment Agreement, respectively.

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7.	Termination.

a.

Early Termination (other than Voluntarily without Good Reason). Prior to the Expiration Date, your employment may be terminated due to your death or Disability, involuntarily by the Company with or without Cause or due to your resignation with Good Reason, in each case, in accordance with the applicable provisions of Section 4 of the Employment Agreement, subject to Section 7(f), provided that, if you become entitled to a severance payment pursuant to Section 4(d)(i)(C) or 4(f)(i)(C) of the Employment Agreement, such severance payment shall be calculated by reference to your base salary and Prior Bonus as of May 31, 2019. Other than on a termination for Cause, your outstanding and unvested equity awards shall be eligible to vest in accordance with the Company’s Rule of 65 Policy (if applicable), the corresponding provisions of the applicable award agreement or, in the case of the 2019 Equity Awards, Section 5 of this Letter Agreement. Notwithstanding the foregoing, you acknowledge and agree that none of the changes to the terms and conditions of your employment contemplated by this Letter Agreement or otherwise related to your transition from Chief Executive Officer to Executive Chairman shall provide a basis for your resignation for Good Reason under the Employment Agreement, any award agreement or otherwise.

b.

Early Termination (Voluntarily without Good Reason). Prior to the Expiration Date, your employment may be terminated due to your resignation without Good Reason. In such case, subject to Section 7(f), you shall be entitled to the payments and benefits contemplated by Section 4(d)(i) of the Employment Agreement, provided that (i) the severance payment contemplated by Section 4(d)(i)(C) of the Employment Agreement shall be calculated by reference to your base salary and Prior Bonus as of May 31, 2019, (ii) the 2019 Equity Awards shall be forfeited in their entirety and (iii) you shall not be entitled to any bonus (whether the prorated bonus contemplated by Section 4(d)(i)(B) or otherwise) in respect of a period following the Effective Date. Other than the 2019 Equity Awards, your outstanding and unvested equity awards shall be eligible to vest in accordance with the Company’s Rule of 65 Policy (if applicable) or the corresponding provisions of the applicable award agreement.

c.

Termination on the Expiration Date. The termination of your employment with the Company on the Expiration Date shall be treated as an involuntary termination without Cause, as a result of which, subject to Section 7(f), you shall be entitled to the payments and benefits contemplated by Section 4(d)(i) of the Employment Agreement (it being understood that you shall be eligible for a prorated bonus under Section 4(b) of this Letter Agreement in lieu of a prorated bonus under Section 4(d)(i)(B) of the Employment Agreement), provided that the severance payment contemplated by Section 4(d)(i)(C) of the Employment Agreement shall be calculated by reference to your base salary and Prior Bonus as of May 31, 2019. Your outstanding and unvested equity awards shall be eligible to vest in accordance with the Company’s Rule of 65 Policy (if applicable), the corresponding provisions of the applicable award agreement or, in the case of the 2019 Equity Awards, Section 5 of this Letter Agreement.

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d.

Resignation from Other Positions. Upon the termination of your employment for any reason, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates (including, without limitation, as a member of the Board) or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Section 7(d) is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, you hereby designate the Secretary or any Assistant Secretary of the Company and its affiliates to execute any such documents or instruments as your attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or its affiliates is deemed by the Company or its affiliates to be a more expedient means to effectuate such resignation or resignations.

e.

Office and Support. For the avoidance of doubt, during the Employment Period and, upon your termination of employment other than for Cause, thereafter for the lesser of 36 months or until you obtain other full-time employment, the Company will provide to you the use of an office and the services of an administrative assistant and IT support comparable to that provided to you by the Company as of the date of this Letter Agreement.

f.

Release. The payment of any severance- or termination-related payments and benefits contemplated by this Section 7 (including, without limitation, those contemplated by Section 4(d)(i)(B)-(F) or 4(f)(i)(B)-(F) of the Employment Agreement) shall be subject to your execution of the Release within 50 days following the date of termination and non-revocation of the Release. Consideration for the Release includes the payments contemplated by this Letter Agreement.

g.

Nondisparagement. From and following the Effective Date, you shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or any of its affiliates, any of their clients or businesses or any of their current or former directors, officers or employees, and the Company shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning you.

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h.

Trade Secrets; Whistleblower Rights. The Company hereby informs you that, notwithstanding any provision of this Letter Agreement or any other agreement with you to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Letter Agreement or any other agreement with you to the contrary, nothing in this Letter Agreement or any other agreement with you shall impair your rights under the whistleblower provisions of any applicable federal or state law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

8.

Employment Agreement. Except as expressly provided herein, this Letter Agreement shall not limit the obligations of you or the Company under Sections 2.1 and 5 through 22 of the Employment Agreement, which are incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.

9.

Entire Agreement. This Letter Agreement contains the entire agreement between you and the Company with respect to your service as Executive Chairman, and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such service. This Letter Agreement shall be governed by the laws of the State of Colorado, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

[Signature Page Follows]

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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

DaVita Inc.

By:	/s/ Kathleen A. Waters
Name: Kathleen A. Waters Title: Chief Legal Officer

Acknowledged and agreed:

/s/ Kent J. Thiry
Kent J. Thiry

Exhibit A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release Agreement (“Release”) is executed by Kent J. Thiry (“Executive”) on [INSERT DATE]. In consideration of the payments and benefits (collectively, the “Severance Benefits”) set forth in Sections 5 and 7 of the Letter Agreement (the “Letter Agreement”), dated as of April 29, 2019, between Executive and DaVita, Inc., a Delaware corporation (the “Company”), Executive agrees as follows:

1. Waiver and Release. In consideration of the Severance Benefits, Executive, on behalf of himself, Executive’s heirs, executors, administrators, family members, attorneys and assigns, hereby waives, releases and forever discharges the Company, together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that Executive ever had, may now have or hereafter can, shall or may have against the Releasees as of and including the date of execution of this Release, including, but not limited to:

a.

claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

b.	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

c.	future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with the Company; and/or

d.

any other claim whatsoever including but not limited to claims for severance pay (including but not limited to any claims for pay and/or benefits under the DaVita Inc. Severance Plan), sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to Executive’s employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any claims which by law Executive cannot waive.

Notwithstanding the foregoing, nothing in this Release is intended nor shall be construed to affect in any way the obligations of the Company or Executive set forth in the Employment Agreement, dated as of July 25, 2008 and amended effective December 31, 2014 and August 20, 2018, between the Company and Executive (the “Employment Agreement”) or the Letter Agreement that by their terms, are to be performed after the date hereof by the Company or Executive (including, without limitation, obligations to Executive pursuant to Sections 5 and 7 of the Letter Agreement). Further, nothing in this Release releases a claim that may not be released by private agreement without judicial or governmental supervision or a claim for accrued and vested benefits under an employee benefit plan of the Company.

2. Agreement Not to Sue. Executive also agrees never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to the claims released above. Nothing herein, however, shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter.

3. Remedies if Executive Breaches Release. Executive further acknowledges and agrees that if Executive breaches the provisions of this Release, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of the Release, (b) the Company shall not be obligated to make any additional payments or provide any additional benefits to Executive under Sections 5 and 7 of the Letter Agreement, (c) Executive shall be obligated to pay to the Company its costs and expenses in enforcing this Release, the Employment Agreement and/or the Letter Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) Executive shall be obligated upon demand to repay to the Company all of the payments paid to Executive under Sections 5 and 7 of the Letter Agreement.

4. Waiver of Reinstatement Rights. To the fullest extent permitted by law, Executive further waives, releases, and discharges Releasees from any reinstatement rights which Executive has or could have, and Executive acknowledges that Executive has not suffered any on-the job-injury for which Executive has not already filed a claim.

5. Representations and Warranties of Executive. Executive expressly represents and warrants that Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by Executive herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that Executive has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein. Executive further represents and warrants that Executive is unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by the Company pursuant to this Release. Executive agrees to indemnify the Releasees, including payment of any attorneys’ fees and costs, and hold the Releasees harmless from and against any and all damages which may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.

6. Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. Executive understands that this Release includes a release of all known and unknown claims, including claims under the Federal Age Discrimination in Employment Act. Executive acknowledges that this Release does not waive any right or claim that Executive may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, that arises after the date of execution of this Release, with the understanding that any claim that Executive may have based upon Executive’s separation from employment with the Company has arisen prior to the execution of this Release. Executive also acknowledges that Executive must execute this Release in order to obtain the Severance Benefits. Executive further acknowledges that he has been advised that he should consult with an attorney prior to executing this Release. [Executive acknowledges that he has received the information attached hereto as Schedule A concerning the selection of teammates for layoff.]1

7. Protected Rights. Executive understands that nothing contained in this Release, the Employment Agreement or the Letter Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, provided that, to the fullest extent permitted by applicable law, Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) he may have against the Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by such agency or commission. Executive also understands that this Release, the Employment Agreement and/or the Letter Agreement does not limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.

[1]	Include if Release is executed in connection with a reduction in force.

8. Cooperation. In consideration for the Severance Benefits, Executive agrees, upon request of the Company, to cooperate with the Company with reasonable advance notice to provide information to and assist the Company in the investigation, defense, or prosecution of any suspected claim against or by the Company and its subsidiaries and affiliates or any Releasee. Such assistance will include, but is not limited to, participating in interviews with representatives of the Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Executive further agrees that Executive will provide full, complete and truthful information and testimony in all interviews, meetings, and/or testimony. Executive understands that the Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. Executive will act in good faith to furnish the information and cooperation required by this Section 8 (Cooperation) and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for Executive.

9. Exit Interview. Executive agrees to fill out the Company’s form Compliance Questionnaire, and to be available to participate in an exit interview with the Company’s Corporate Compliance Department or its designee if Executive is asked by the Company to do so. In the event an interview is desired, at the sole discretion of the Company, the Company will contact the Executive to establish a mutually agreeable time for the interview.

10. Compliance Concerns. Executive acknowledges and represents that Executive has fulfilled Executive’s obligation to raise any and all compliance concerns while employed with the Company and that Executive is not currently aware of any compliance-related issues that Executive has not previously raised with the Company. If Executive is aware of a compliance-related issue as of the date of this Release, Executive acknowledges Executive’s obligation to raise the concern(s) immediately with the Company’s corporate Compliance department. Executive understands the Company considers this Section 10 (Compliance Concerns) to be a material part of this Release.

11. Duty to the Company. Executive acknowledges Executive’s duty of loyalty to the Company, including, but not limited to, a duty not to improperly profit from or seek to profit from knowledge Executive has acquired while in a position of trust at the Company, to the detriment of the Company.

12. Time to Consider this Release; Revocation. Executive acknowledges that Executive has had at least [twenty-one (21)] [forty-five (45)] calendar days after the receipt of this Release to consider signing this Release, and that Executive may voluntarily choose to waive this [21][45]-day period. In addition, Executive has seven (7) calendar days after signing this

Release to revoke it, in which case this Release will be null and void. Any such revocation must be in writing and be submitted to [INSERT CONTACT], within such seven (7)-day period. Executive understands that if Executive signs this Release and does not revoke it within seven (7) calendar days after signing, this Release will become fully effective and enforceable.

13. Knowing and Voluntary Waiver. Executive further acknowledges and agrees that Executive has carefully read and fully understands all of the provisions of this Release and that Executive has been advised to obtain or has obtained representation by counsel in connection with Executive’s execution of this Release. Executive has freely, knowingly and voluntarily elected to execute this Release, in exchange for due consideration, by signing below.

14. Medicare Coverage/Acknowledgement. Executive affirms, covenants, and warrants Executive is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Release, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Executive is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. Executive affirms, covenants, and warrants Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by the Executive before or after the execution of this Release. Furthermore, Executive is aware of no medical expenses which Medicare has paid and for which the released parties are or could be liable now or in the future. Executive agrees and affirms that, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold the released parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

15. Nonadmission. Nothing contained in this Release shall be deemed or construed as an admission of wrongdoing or liability on the part of any Releasee.

16. Governing Law. This Release shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado without regard to principles of conflict of laws.

[Signature Page Follows]

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

EXECUTED this                 day of                     , 20        .

Kent J. Thiry

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